EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY
                           ---------------------------



Central Co-operative Bank 100% owned by the Company, incorporated under the laws of the Commonwealth of Massachusetts.

Central Securities Corporation      100% owned by the Bank, incorporated under
                                    the laws of the Commonwealth of
                                    Massachusetts.

Central Preferred Capital Corporation 100% of the common stock and 89% of the preferred stock owned by the Bank, incorporated under the laws of the Commonwealth of Massachusetts.